The Investment Grade Portfolio of Merrill Lynch Bond Fund, Inc.

File No. 811-2857

Item No. 77M (Mergers) -- Attachment

During the fiscal period ending September 30, 2001, the Investment Grade Portfolio ("Investment Grade"), a series of Merrill Lynch Bond Fund, Inc. (the "Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of the Quality Bond Portfolio ("Quality Bond"), a series of the Asset Program, Inc. ("Asset Program"), File No. 811-7177.

At meetings of the Boards of Directors of the Registrant and Asset Program, the Boards of Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The Reorganization referred collectively to i) the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of Quality Bond by Investment Grade in exchange for the Corresponding Shares and the subsequent distribution of Corresponding Shares to the stockholders of Quality Bond; and ii) the subsequent termination of Quality Bond as a series of Asset Program in accordance with the laws of Maryland.

On August 21, 2000, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No.333-44238; the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Quality Bond. Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on October 3, 2000, and the N-14 Registration Statement as so amended was declared effective by the Commission on October 3, 2000.

On November 14, 2000, the shareholders of Investment Grade and Quality Bond approved the Reorganization at a special meeting of shareholders held for that purpose. On January 22, 2001, the "Reorganization Date," pursuant to the Agreement and Plan of Reorganization, Quality Bond transferred securities and cash valued at $11,426,568.06 to Investment Grade and received in exchange 1,041,592.712 newly-issued shares of Investment Grade. Quality Bond distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization. Quality Bond ceased offering shares as of the Reorganization effective date.